Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

APYX MEDICAL CORPORATION

Pursuant to § 242 of the General Corporation Law

of the State of Delaware

The undersigned, being the Chief Executive Officer of Apyx Medical Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby certifies:

1.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 3, 1982, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 15, 1983, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 22, 1983, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 23, 1987, a Certificate for Renewal and Revival of Charter was filed with the Secretary of State of the State of Delaware on March 16, 1993, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 8, 1998, a Certificate of Designation, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on September 8, 1998, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 14, 1998, a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 16, 2015, a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 10, 2017, a Certificate of Elimination of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on May 3, 2018, and a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 2018.

2.	Article EIGHTH of the Certificate of Incorporation is hereby amended by deleting same in its entirety and replacing same with:

“Article EIGHTH: Intentionally Omitted.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of Apyx Medical Corporation to be signed by its Chief Executive Officer, this 8th day of December, 2025, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

APYX MEDICAL CORPORATION

By:	/s/ Charlie Goodwin
Name:	Charlie Goodwin
Title:	Chief Executive Officer